Exhibit 10.14

November 10, 2017

Andrew Eich

35 Benedict Hill Rd

New Canaan, CT 06840

Dear Andrew Eich,

As you are aware, Unimin Corporation (the “Company”) is considering a merger transaction called Project Bison. While this project has the potential to provide new opportunities and an exciting future, we also understand it brings a high workload and a period of uncertainty.

In recognition of this uncertainty, and the valuable role you play within the Company, we would like to provide some reassurance regarding your continued employment and severance conditions. We also take this opportunity to thank you for your efforts and look forward to continuing to work with you on Project Bison.

In consideration of your agreement to remain fully committed to the performance of your job responsibilities notwithstanding the possibility, threat or occurrence of a Transaction (as defined below), the Company, agrees that if, at any time between the date of this letter agreement and thirty-six (36) months after the Transaction Closing Date (“Transaction Period”), (a) either the Company terminates your employment for other than “Cause”, or you resign your employment with the Company for “Good Reason,” and, (b) you sign and do not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (“Release”), you shall receive the following severance benefits from the Company:

1.         A lump-sum severance payment (less applicable tax withholding) equal to eighteen (18) months of your annual base salary in effect either as of the date of this letter, or as of termination of your employment, whichever is greater;

2.         Eighteen (18) months of continued health benefits program coverages (medical, dental and vision), at Company expense, for you and your then eligible and participating dependents in and under the Company’s then existing health benefits program(s), either through the Company’s then existing group health care program(s), or by Company’s purchase of substantially similar benefits coverage(s) from nationally recognized health care provider(s) for you and your then current dependents. For purposes of this Agreement “substantially similar benefits coverage(s)” shall mean coverages not less inclusive than those provided by the Company to its other regular, full-time similarly situated employees during the eighteen (18) month period immediately preceding your termination other than for Cause or resignation for Good Reason during the Transaction Period.

3.         A pro-rata portion of 100% maximum bonus compensation that could have been awarded to the Employee under the Short Term Incentive Plan for work performed during the year in which termination for other than Cause or resignation for Good Reason occurs.

If your employment with the Company is resigned or terminated for any reason or at any time other than those identified above, you shall not be entitled to receive severance or other benefits under this letter agreement. The Company shall use its reasonable best efforts to provide you with advance notice of any planned involuntary termination other than for Cause. Any termination by the Company for Cause or by you voluntarily or for Good Reason shall be communicated by a written notice of termination to the other party. Such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination, and shall specify the termination date.

“Cause”means: (i) a material, intentional refusal or willful failure to perform your stated duties, or to carry out the reasonable instructions of the Chief Executive Officer or the Board or their designees, and your failure to cure such refusal or failure to perform within ten (10) business days following written notice of such failure to you from the Chief Executive Officer; (ii) your commission of a material act of fraud, embezzlement or dishonesty against the Company; (iii) your conviction of, guilty plea or nolo contendere plea to a felony (other than motor vehicle offenses the effect of which does not impair the performance of your employment duties); (iv) your gross misconduct in connection with the performance of your duties; (v) your knowing and willful improper disclosure of confidential information or violation of material Company policy or the Company’s Code of Sustainable Conduct; (vi) breach of your fiduciary duty to the Company; (vii) your willful failure to cooperate in any investigation or formal proceeding or investigation by a governmental authority, or (viii) your being found liable in a Securities and Exchange Commission enforcement action related to any Transaction.

“Good Reason” means any of the following that actually occur without your express written consent:

1)	Reduction in the amount of your base salary and/or target bonus;
2)	Failure to provide reasonable alternative employment or maintain you in a position performing a substantially similar role and function as you performed for the Company;
3)	Requiring you to relocate to a location that is more than twenty (20) miles from your current office location as of the date of your acceptance of the terms of this letter agreement;
4)	A material violation by the Company of any material term of this letter agreement, or any employment agreement between you and the Company; or
5)	Failure by any successor entity to assume this Agreement;

provided, however, that mere advance notice of an event described in 1 through 5 above as being likely or proposed to occur at some date in the future shall not, in and of itself constitute Good Reason.

“Transaction” means shareholder approval of any merger or statutory plan of exchange involving the Company. “Transaction Closing Date” means the date on which a Transaction is closed.

Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), shall assume the Company’s obligations under this letter agreement and agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter agreement, the term “Company” shall include any successor to the Company’s business and/or assets which (a) executes and delivers an assignment and assumption agreement or (b) which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

If you have any other agreement with the Company which provides for severance payment(s) and/or continued health benefits program coverage(s) under the same circumstances as benefits would be provided under this Agreement, you shall be entitled to receive the greater of each of the benefits listed under this letter agreement or under such other agreement, but not both. Except as provided in the preceding sentence, this letter agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are available you.

This letter agreement shall become effective on the date of this letter agreement and shall continue in effect until the earlier of (a) the termination of your employment with the Company for any reason other than termination occurring between the date of this letter agreement and thirty-six (36) months after a Transaction Closing Date, (b) thirty-six (36) months after the Transaction Closing Date, so long as all payments due under this letter agreement have been made, and (c) immediately upon announcement by the Company’s Board of Directors that consideration of any proposed Transaction has been abandoned or terminated.

Please indicate your acceptance of the terms of this letter agreement by signing where indicated below.

UNIMIN CORPORATION

By:	/s/ Campbell Jones

Campbell Jones
President & Chief Executive Officer

By:	/s/ Jennifer Fox

Jennifer Fox
VP of Human Resources

SCR SIBELCO NV

By:	/s/ Phil Dibley

Phil Dibley

Agreed and Accepted:

/s/ Andrew Eich	Date:11/26/2017
Andrew Eich

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and between Unimin Corporation, its affiliates, subsidiaries, and divisions (“Company”), and                      (“Employee”). Employee enters into this Agreement on behalf of the Employee, the Employee’s spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

WHEREAS, the Employee’s employment with the Company terminated effective                      (“Separation Date”).

WHEREAS, the Company will provide the Employee with certain separation benefits described below in exchange for the release of any claims that the Employee had, has or may have against the Company, including any claims concerning the Employee’s employment with the Company or the Employee’s termination of employment, and the other promises contained in this Agreement.

WHEREAS, the Employee accepts these separation benefits in return for the Employee voluntarily signing a full release of any claims the Employee has, had or may have against the Company, including any claims concerning the Employee’s employment, the termination of that employment, and any claims for any benefits pursuant to that employment, and in return for the other promises contained in this Agreement.

WHEREAS, the Employee and the Company enter into this Agreement for the purpose of concluding and resolving all disputes, concerns or matters that exist or may exist between the Company and the Employee, including but not limited to the Employee’s employment with the Company, the terms and conditions of that employment, and the termination of that employment.

THEREFORE, the Company and the Employee agree as follows:

1.

Termination of Employment. The Employee’s employment with the Company is terminated effective the Separation Date. The Employee shall have no right to re-employment with the Company after the Separation Date although the Employee may be reemployed by mutual agreement. Employee agrees that his/her execution of this Agreement shall be an absolute defense to any claim pertaining or relating to any refusal by the Company to consider Employee for future employment.

2.

No Admission. Neither the Company’s signing of this Agreement nor any actions taken by the Company in accordance with the terms of this Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Employee or that it has violated any federal, state, or local law, regulation or any Company policy or procedure.

3.	Separation Benefits. Subject to the Employee’s compliance with the terms of this Agreement, the Company will provide the following separation benefits:

(a)

The Company will pay the Employee separation pay in the total amount of                      ($        ), less applicable federal, state, and local income taxes, social security and Medicare taxes, and certain payroll deductions. Such amount shall be paid in          (    ) semi-monthly installments. The first installment shall be paid with the first Unimin Corporation payroll period beginning after expiration of the revocation period referred to in Paragraph 13, when administratively possible, or as soon as practicable thereafter.

(b)

The Company will pay on the Employee’s behalf the premiums or equivalent premiums (to the extent set forth below) for the Employee’s coverage and for the Employee’s family, if applicable, under the Company’s group medical and dental plans if the Employee elects to continue coverage under such plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for all calendar months, beginning in the month following the Effective Date through the date of the last separation payment made pursuant to subsection (a) above, or until the Employee has a right to obtain group medical and dental coverages through some other employer, whichever occurs first. During the period of Company paid COBRA benefits, the Employee will remain responsible for the Employee’s share of the cost of Company provided medical and dental coverages in the same monthly amounts paid by other employees of the Company in the same group that the Employee was in when employed by the Company.

(c)

The Company will provide the Employee with up to          (    ) month of outplacement services through Right Management, 301 Merritt 7, 2nd Floor, Norwalk CT 06851, at no cost to Employee. You have 6 months from execution of this Agreement to commence this benefit.

4.

General Releases. The Employee releases and forever discharges Unimin Corporation, its subsidiaries, affiliates, and divisions, and its past, present, and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, asserted or unasserted (“Claims”), that Employee ever had, has or may have, from the beginning of time through the date the Employee executes this Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with the Employee’s employment or termination of employment with the Company. The Employee also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties, except that nothing in this release shall affect any rights the Employee may have under: (i) this Agreement; (ii) any funded retirement or 401(k) plan of the Company, (iii) to COBRA health insurance benefits if such benefits are greater than those described above, (iv) any claim to unemployment compensation due under applicable state law. Claims that the Employee is releasing include, but are not limited to: claims for wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; claims for unlawful conspiracy; discrimination, including any discrimination claim arising under the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended, 29 U.S.C. §2000e et seq.; the Federal Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. §206(d) et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Connecticut Human Rights and Opportunities Act, C.G.S. §46a-51 et seq., the Connecticut Family and Medical Leave Act, C.G.S. §31-51kk et seq., the Connecticut Wage Payment Laws, C.G.S.

§31-58 et seq., any other federal, state, or local constitutional provision, statute, executive order, or regulation or ordinance relating to employment and/or civil rights, any other claims whether based on contract or tort.

5.

The Employee understands that (s)he is knowingly and voluntarily releasing all Claims, which include claims that Employee may not know about. Employee assumes this risk, and expressly waives any and all such unknown rights. Employee acknowledges that (s)he understands the meaning and significance of this waiver. Employee further understands that (s)he is not releasing any claims that may arise after signing this Agreement, or any right to enforce the terms of this Agreement.

6.

No Other Proceedings. The Employee represents that (s)he has not and will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against any of the Released Parties (other than pursuing a claim for unemployment compensation benefits to which the Employee may be entitled) with respect to any claim that is released in this Agreement. Should the Employee file or join in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that the Employee has released, or should such an action, claim, complaint, lawsuit, or proceeding be filed on the Employee’s behalf, the Employee agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court. Notwithstanding the foregoing, and for the avoidance of doubt, this Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation, (a) any claims under Workers’ Compensation laws; or (b) the right to file a charge with the Equal Employment Opportunity Commission or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding, provided, however, that the Employee agrees that by signing this Agreement, the Employee relinquishes any right to receive any personal monetary relief or personal equitable relief with respect to any claim filed by the Employee or on the Employee’s behalf in any such proceeding. Additionally, nothing in this Agreement shall limit or restrict the Employee’s right under the ADEA to challenge the validity of this Agreement in a court of law.

7.	No Sale of Claim. The Employee represents that the Employee has not given or sold any portion of any claim discussed in this Agreement to anyone else.

8.	Confidential Information; Return of Property.

(a)

The Employee acknowledges that during the course of the Employee’s employment with the Company, the Employee was entrusted with certain personnel, legal, business, financial, technical, and other proprietary information and materials that are the property of the Company and that involve confidential information concerning, among other things, the Company’s dealings, the Company’s customers, vendors, employees, and agents. The Employee agrees and promises that the Employee will not communicate, disclose or cause to be communicated or disclosed to any third party, or use for the Employee’s own benefit or for the benefit of any other person or entity, without the prior written consent of the Company, any of the above-mentioned information or material, except as required by law. In addition, Employee agrees to continue to be bound and obligated by the terms of the Confidentiality and Employment-At-Will Agreement, executed by Employee on                     , a copy of which is attached hereto as Exhibit A.

(b)

The Employee represents that the Employee has returned or will return to the Company no later than five (5) business days after the Separation Date, any and all property belonging to the Company in Employee’s possession, custody or control. This includes, but is not limited to company vehicle(s), credit card(s), books, equipment, computer hardware and software, and originals and all copies of any business records or documents of any kind, belonging or related to the Company, together with all notes and summaries relating thereto, regardless of the sources from which such records or documents were obtained, and whether in physical or electronic form. Additionally, the Employee represents that the Employee has returned to the Company all keys, fobs, security cards, passwords, and other means of access to the Company’s offices or other facilities.

9.

Confidentiality of this Agreement. The Employee agrees to keep the terms and existence of this Agreement completely confidential except where such agreement not to disclose is prohibited by law and/or where disclosure is required as part of Employee’s claim(s) for Unemployment Compensation under state law. In addition, the Employee may share the information with the Employee’s spouse, attorney, or tax advisor, provided that such persons are informed of and agree to be bound by this confidentiality provision.

10.

No Disparaging Remarks/References. The Employee agrees to refrain from taking any actions or making any statements, written or oral, that disparage, or defame any of the Released Parties, or their business operations, policies, or practices. In the event that the Company receives a request for a reference relating to Employee’s employment, the Company will release only the dates of employment and job title(s) held by the Employee.

11.

No Entitlement To Separation Benefits. The Employee acknowledges that in the absence of Employee’s voluntary agreement to be bound by the terms of this Agreement and voluntary execution of this Agreement, Employee would not be otherwise entitled to any of the separation benefits specified in Section 3 of this Agreement.

12.

Consultation with Counsel. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT THE EMPLOYEE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS THE EMPLOYEE DEEMED APPROPRIATE. The Employee understands, however, that whether or not to consult with an attorney is the Employee’s decision. The Employee agrees that the Company shall not be required to pay any of the Employee’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable under Section 3 are in full and complete payment of all matters between the Employee and the Company, including, without limitation, attorneys’ fees and costs.

13.

Right to Revoke Agreement. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN PROVIDED WITH A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED OF THE EMPLOYEE’S RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT. TO REVOKE, THE EMPLOYEE MUST GIVE THE COMPANY WRITTEN NOTICE OF THE EMPLOYEE’S REVOCATION WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

14.

Effective Date of Agreement. This Agreement becomes effective on the day the Employee signs and returns it to the Company, provided the Employee has not revoked this Agreement pursuant to Section 13. After the Employee signs and dates the Agreement, the Employee must return the Agreement to the Company representative noted in Section 17 below.

15.

No Reliance. The parties acknowledge that they execute this Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Agreement.

16.

Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all prior negotiations, agreements, or understandings between the parties, except that any obligations of the Employee to the Company, under any agreement, policy, or other document in force on the Separation Date, that by their terms apply after the termination of his employment shall survive the execution of this Agreement and continue in full force and effect. No promises or oral or written statements have been made to the Employee other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.

17.

Notice. Any notice to be given under this Agreement shall be in writing and delivered personally, sent by a nationally recognized courier service or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give written notice of under this Agreement:

If to the Employee:

If to the Company:

Unimin Corporation

Human Resources Department

Attn:  VP, Human Resources

258 Elm Street

New Canaan, CT 06840

18.	Governing Law. This Agreement shall be governed by the substantive laws of the State of Connecticut without regard to conflicts of law principles.

19.

Inducement. To induce the Company to provide the Employee the consideration recited in this Agreement, the Employee voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited in this Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause the Employee to execute this Agreement. The Employee acknowledges and agrees that the consideration recited in this Agreement is more than the Company is required to deliver under its policies and procedures, and that any additional consideration is delivered in consideration for the Employee signing this Agreement.

THE EMPLOYEE UNDERSTANDS THIS AGREEMENT CONTAINS A FINAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT THE EMPLOYEE CAN MAKE NO FURTHER CLAIM OF ANY KIND AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF ACTIONS OCCURRING THROUGH THE DATE THE EMPLOYEE EXECUTES THIS AGREEMENT.

THE EMPLOYEE AGREES THAT THE EMPLOYEE READ AND UNDERSTANDS THIS AGREEMENT, AND IS ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY COERCION.

UNIMIN CORPORATION

By:	Date:

Title:

EMPLOYEE

Date:

County of	)
)ss:
State of	)

I,                                                  , under penalty of perjury, hereby declare that I have knowingly and voluntarily executed this Agreement by affixing my signature above.

Sworn & Subscribed before me this      day of             ,         .

Notary Public
My Commission Expires: